Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 14, 2004, relating to the consolidated financial statements of Terremark Worldwide, Inc. and of our report dated February 6, 2004, except Note 9, which is as of December 1, 2004 relating to the financial statements of Technology Center of the Americas, LLC, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

February 3, 2005